                                 Exhibit 11.01

                       COOPER AND CHYAN TECHNOLOGY, INC.
                      COMPUTATION OF NET INCOME PER SHARE

                                       QUARTER ENDED     QUARTER ENDED      SIX MONTHS ENDED     SIX MONTHS ENDED
                                           JUNE 30          JUNE 30             JUNE 30               JUNE 30
                                           1996              1995                1996                  1995
                                           ----              ----                ----                  ----
Net Income                             $ 1,198,273       $    12,522        $ 2,155,090           $    44,522

Weighted average common shares          12,230,655         7,535,352         12,112,545             7,246,802
 outstanding
Weighted average common share            1,663,410         1,049,527          1,714,220             1,249,660
 equivalents related to stock
 options using the Treasury
 stock method)
Shares relating to SAB No 64 and 83              -         1,494,598                                1,494,598
Convertible preferred stock                      -         1,480,000                  -             1,480,000
                                       -----------        ----------        -----------           -----------
Shares used in per share                13,894,065        11,559,477         13,826,765            11,471,060
 computation
                                       -----------        ----------        -----------           -----------
Net income per share                   $      0.09        $     0.00        $      0.16           $      0.00
                                       ===========        ==========        ===========           ===========
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